EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Brian Finnegan
July 29, 2021	(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK

ANNOUNCES SECOND QUARTER 2021 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter ended June 30, 2021.

“The Federal Home Loan Bank of New York has the unique ability to expand or contract based on the needs of our members.  In the second quarter of last year, we served as a reliable source of liquidity to meet the enhanced need for funding at the onset of the pandemic.  In the year since, while funding needs have declined, we have remained a stable partner for our members and the communities we serve as we move towards recovery,” said José R. González, president and CEO of the FHLBNY.  “At the FHLBNY, we are proud of our ability to continue to meet our mission in all operating environments.”

Highlights from the second quarter of 2021 include:

•	Net income for the quarter was $74.7 million, a decrease of $62.8 million, or 46 percent, from net income of $137.5 million for the second quarter of 2020. Net interest income for the quarter was $143.2 million, a decrease of $86.5 million, or 38 percent, from $229.7 million in the second quarter last year. This decrease was driven primarily by a decline of $38.3 billion in average advances balances from the prior year period.

•	Return on average equity (“ROE”) for the quarter was 4.21 percent (annualized), compared to ROE of 6.45 percent for the second quarter of 2020.

•	As of June 30, 2021, total assets were $120.4 billion, a decrease of $16.6 billion, or 12 percent, from total assets of $137.0 billion at December 31, 2020. As of June 30, 2021, advances were $80.0 billion, a decrease of $12.1 billion, or 13 percent, from $92.1 billion at December 31, 2020.

•	As of June 30, 2021, total capital was $6.8 billion, a decrease of $0.5 billion from total capital of $7.3 billion at December 31, 2020. The decrease in total capital was driven primarily by a decrease in capital stock resulting from lower advances balances during the period. The FHLBNY’s retained earnings increased by $14.0 million to $1.9 billion as of June 30, 2021, of which $1.1 billion were unrestricted retained earnings and $0.8 billion were restricted retained earnings. At June 30, 2021, the FHLBNY met its regulatory capital ratios.

•	The FHLBNY allocated $8.3 million from its second quarter 2021 earnings for its Affordable Housing Program.

The FHLBNY currently expects to file its Form 10-Q for the second quarter of 2021 with the U.S. Securities and Exchange Commission on or before August 11, 2021.

Federal Home Loan Bank of New York

Financial Highlights

(Preliminary and unaudited)

(Dollars in millions)

SELECTED BALANCE SHEET ITEMS
	June 30,	December 31,
	2021	2020

Advances (principal)	$79,985	$92,067
Mortgage loans held for portfolio (principal)	2,526	2,900
Total investments	37,553	39,748
Total assets	120,449	136,996

Consolidated Obligations	111,486	127,375
Capital stock	4,867	5,367
Total retained earnings	1,923	1,909
AOCI	30	-20
Total capital	$6,820	$7,256

Capital-to-assets ratio (GAAP)	5.66%	5.30%
Capital-to-assets ratio (Regulatory)	5.64%	5.31%

OPERATING RESULTS

	Quarter Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Total interest income	$247.5	$502.3	$529.8	$1,242.4
Total interest expense	104.4	272.6	228.1	859.9
Net interest income	143.1	229.7	301.7	382.5
Provision (Reversal) for credit losses	-1.7	3.0	-3.0	3.2
Net interest income after provision for credit loss	144.8	226.7	304.7	379.3
Non-interest income (loss)	-9.6	-22.8	-42.2	-15.1
Non-interest expense	52.2	51.0	99.3	94.6
Affordable Housing Program
assessments	8.3	15.3	16.3	27.0
Net income	$74.7	$137.6	$146.9	$242.6

Return on average equity	4.21%	6.45%	4.14%	6.04%
Return on average assets	0.24%	0.32%	0.23%	0.29%
Net interest margin	0.46%	0.53%	0.47%	0.47%

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks.  As of June 30, 2021, the FHLBNY serves 321 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands.  The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.